Exhibit 10.2

Execution Version

REVENUE SHARE AGREEMENT

This REVENUE SHARE AGREEMENT (this “Agreement”) is made as of December 9, 2021, and is entered into by and among American Water Works Company, Inc., a Delaware corporation (“American Water”), American Water Resources, LLC, a Virginia limited liability company (“American Water Resources”), Pivotal Home Solutions, LLC, a Delaware limited liability company (“Pivotal”), American Water Resources Holdings, LLC, a Delaware limited liability company (“American Water Holdings” and together with American Water Resources and Pivotal, the “Companies”). American Water and each of the Companies may be individually referred to herein as a “Party” or collectively as the “Parties”.

WHEREAS, American Water Enterprises, LLC, a Delaware limited liability company, American Water (USA), LLC, a Delaware limited liability company, the Companies and Lakehouse Buyer Inc., a Delaware corporation (the “Purchaser”) are parties to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of October 28, 2021, concerning the sale of all of the issued and outstanding membership interests of the Companies, subject to the satisfaction of certain closing conditions set forth therein;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, American Water and the Purchaser have agreed that the Companies shall pay, or cause to be paid to, American Water, the Revenue Share Amount (as defined below) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, this Agreement is the “Revenue Share Agreement” referenced in the Purchase Agreement; and

WHEREAS, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties agree as follows:

ARTICLE I

PAYMENT OF REVENUE SHARE

1.1 Definitions.

(a) “Applicable Period” means (a) for the first Applicable Period, the period beginning on the date hereof and ending on March 31, 2022 and (b) for each subsequent Applicable Period, each 90-day period after the last day of the first Applicable Period.

(b) “Collected Revenue” means, during any Applicable Period, the aggregate amount of revenues received by the Companies or any of their respective Affiliates (collectively, the “Providers”) pursuant to any on-bill billing arrangements existing as of the date hereof or entered into after the date hereof (each such on-bill arrangement, together with the other terms and conditions contained in the agreement, setting forth such arrangement, a “Billing Arrangement” and, collectively, the “Billing Arrangements”) between any of the Providers and any affiliate of American Water that owns and operates regulated water and wastewater utilities (the “AWK Subsidiaries”). For the purposes of clarity, “Collected Revenue” shall be calculated without taking into account (a) any fees or other amounts payable by any Providers to the AWK Subsidiaries pursuant to the terms of any of the Billing Arrangements, (b) any amounts paid by customers of any of the AWK Subsidiaries for any Taxes, (c) any revenues refunded to customers of the Providers, (d) any late fees, penalties or interest, and (e) with respect to the first Applicable Period, any revenues received with respect to any period prior to the date hereof.

(c) “Revenue Share Amount” means an amount equal to ten percent (10%) of Collected Revenue for the Billing Arrangements existing as of the date hereof, and fifteen (15%) of the Collected Revenue for any future Billing Arrangement entered into after the date hereof that reflects substantially similar terms to the Billing Arrangements entered into as of the date hereof.

1.2 Revenue Share Amount.

(a) Promptly following the end of each Applicable Period, American Water will deliver to the Companies a reasonably detailed statement (a “Revenue Share Statement”) of the Collected Revenue for such Applicable Period and the calculation of the resulting Revenue Share Amount. The Companies may deliver a written notice to American Water no later than ten (10) business days following receipt of a Revenue Share Statement stating whether the Companies have any good faith objections to the information or calculations contained in such Revenue Share Statement, describing in reasonable detail any objections thereto. Failure to give a timely objection notice (or written notification from the Companies that the Companies have no objection to a Revenue Share Statement) will constitute acceptance and approval of the calculation of the Revenue Share Amount set forth therein and such calculation will be final and binding upon the Parties.

(b) If the Companies notify American Water of any objection to the Revenue Share Statement within the time period set forth in Section 1.2, American Water and the Companies will attempt in good faith to reach an agreement as to the matter in dispute. If such parties have failed to resolve any such disputed item within fifteen (15) days after receipt of timely notice of such objection, then the Parties will follow the procedures set forth in Sections 2.4(c) and (d) of the Purchase Agreement to resolve such disagreement.

(c) Once finally determined in accordance with the foregoing, the Companies, as applicable, will pay, the Revenue Share Amount to American Water within ten (10) Business Days after the Revenue Share Amount becomes final and binding.

(d) Following the date hereof, the Companies shall not take any actions with the primary intent of avoiding or reducing the amount of the Revenue Share Amount otherwise payable to American Water hereunder.

1.3 Ranking; Absolute Obligation. Payment of the Revenue Share Amount will at all times be pari passu with all other senior Indebtedness obligations of the Companies or any of their respective Affiliates; provided, however, that any such Indebtedness shall in all circumstances permit the payment of the Revenue Share Amount pursuant to this Agreement. The obligations of the Companies to make payments of the Revenue Share Amount will be irrevocable and absolute and will not be subject to netting, set-off or reduction against, or be otherwise affected by, any actual or alleged claim by the Companies pursuant to, or any actual or alleged breach by American Water or any of its Affiliates of, or any actual or alleged invalidity or other defect of, any of (i) the Purchase Agreement, (ii) any ancillary agreements related thereto or (iii) any other agreement or arrangement.

1.4 Regulatory Restrictions. In the event any governmental or regulatory body with jurisdiction over any of the AWK Subsidiaries determines, pursuant to any law, statute, order, consent, decree, directive, regulation, statement of policy, ruling or requirement, that the receipt of the Revenue Share Amount by American Water is not permitted (in whole or in part), then the Companies shall cooperate with American Water in good faith to restructure the payment of the Revenue Share Amount such that American Water may continue to receive the economic benefit of this Agreement.

1.5 Effect of Subsequent Transactions. If the Companies or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and such Company will not be the continuing or surviving entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each case, proper provision will be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of any Company will satisfy the obligations set forth in this Article I.

1.6 Competitive Businesses. Unless required by Law, American Water will not, and will cause the Post-Closing Seller Group not to, directly or indirectly, or as or as a stockholder, partner, member, manager, or other owner or participant in any Person, (i) engage in or assist any other Person to engage in the business of providing Warranty Services (as defined in the Billing Arrangements entered into on the date hereof) (collectively, the “Purchaser Business”) or (ii) solicit, endeavor to entice away from or otherwise encourage to leave the Purchaser Business, endeavor to reduce the business conducted with the Purchaser Business, or otherwise interfere with the business relationship of the Companies or the Subsidiaries with, any Person who is at the time of such solicitation, endeavor or other interference a customer or client of, supplier, vendor or service provider to, the Purchaser Business (in each case, other than in accordance with the agreements governing any Billing Arrangements).

ARTICLE II

TERMINATION

2.1 Term; Termination.

(a) The term of this Agreement (the “Term”) shall commence on the date of this Agreement and shall expire on the earliest to occur of (i) the termination of this Agreement pursuant to Section 2.1(b) or (c), or (ii) the termination or expiration of the last Billing Arrangement, not including any runoff period under any such Billing Arrangement. For the avoidance of doubt, with respect to each Billing Arrangement, in no event shall the Companies be required to pay American Water for any Revenue Share Amount with respect to such Billing Arrangement accruing after the termination of such Billing Arrangement or with respect to any off-bill runoff period following any such termination.

(b) If the Companies fail to make a payment to American Water when due, then, subject to a fifteen (15) day cure period following receipt of written notice of such failure and provided that such payment is not subject to a good faith dispute by the Companies, American Water may terminate this Agreement effective immediately, by providing written notice of termination to the Companies.

2.2 Survival upon Expiration or Termination. The provisions of this ARTICLE II, ARTICLE III (Notices and Demands) and ARTICLE IV (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by the Parties; provided, that, the provisions of ARTICLE I (Payment of Revenue Share) shall survive such termination and the Companies shall remain liable to the Sellers for all amounts payable thereunder in respect of the Revenue Share Amount for the portion of any Applicable Period ending prior to the effective date of such termination.

ARTICLE III

NOTICES AND DEMANDS

3.1 Notices. All notices, requests and other communications hereunder shall be in writing (including wire, electronic mail or similar writing) and shall be sent, delivered or mailed, addressed, or sent by electronic mail:

If to the Sellers:

American Water Enterprises, LLC, American Water (USA), LLC

c/o American Water Works Company, Inc.

1 Water Street

Camden, New Jersey 08102

Attention: Jordan S. Mersky

E-mail: Jordan.Mersky@amwater.com

With copies to: Schulte, Roth & Zabel LLP 919 Third Avenue New York, New York 110022 Attention: Brian C. Miner E-mail: brian.miner@srz.com

If to the Companies:

Apax Partners US, LLC

601 Lexington Avenue, 53[r]d Floor

New York, NY 10022

Attention: Ashish Karandikar; Nedu Ottih

Telephone: (212) 419-2495

E-mail: Ashish.Karandikar@apax.com; Nedu.Ottih@apax.com

With copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Ryerson Symons; Ben Schaye

Telephone: (212) 455-2813; (212) 455-7866

E-mail: ryerson@stblaw.com; ben.schaye@stblaw.com

Each such notice, request or other communication shall be given (a) by mail (postage prepaid, registered or certified mail, return receipt requested), (b) by hand delivery, (c) by nationally recognized courier service, or (d) by electronic mail. Each such notice, request or communication shall be effective (x) if mailed, three (3) calendar days after mailing at the address specified in this Section 3.1 (or in accordance with the latest unrevoked written direction from such Party), (y) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section 3.1 (or in accordance with the latest unrevoked written direction from the receiving Party) and (z) if given by electronic mail, such notice will be deemed delivered only if the Party giving the notice obtains a confirmation of receipt, which the Party receiving the notice shall be affirmatively obligated to provide (or allow to be provided, in the case of “read receipts” and other automated receipt notification processes); provided that notices received on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day will be deemed to be effective on the next Business Day.

3.2 Change of Address. The address to which such notices, demands, requests, elections or other communications are to be given by a Party may be changed by written notice given by such Party to the other Parties pursuant to this Section 3.2.

ARTICLE IV

MISCELLANEOUS

4.1 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof if any provision of this Agreement, or the application thereof to any person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.2 Third Party Beneficiaries. Nothing expressed or implied in this Agreement confers, or is intended to confer, on any person or entity other than the Parties hereto any rights or remedies whatsoever (including, without limitation, any rights to employment or benefits for any period) under or by reason of this Agreement. The Parties hereby expressly agree that this Agreement does not, and shall not be construed to, alter or amend in any way the rights and obligations of such Parties’ affiliates pursuant to the Purchase Agreement.

4.3 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any conflict or choice of law provision that would result in the application of another state’s Laws.

4.5 Executed in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

4.6 Construction. The headings and numbering of articles, sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

4.7 Entire Agreement. This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the payment of the Revenue Share Amount, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the Revenue Share Amount.

4.8 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Parties. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

4.9 Assignment; Successors and Assigns. No Party may assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party; provided that the Companies may assign this Agreement or any of its rights and obligations hereunder to any such affiliate or in a sale of all or substantially all of the business of the Companies. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, in connection with the assignment (whether by the sale of equity or assets, merger or otherwise) of a Billing Arrangement by a Provider, the obligations contained herein with respect to such Billing Arrangement shall be transferred to the transferee of such Billing Arrangement and the assumption of such obligations in writing shall be a condition of any such transfer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.

AMERICAN WATER

American Water Works Company, Inc.

By:	/s/ M. Susan Hardwick
Name:	Susan Hardwick
Title:	Executive Vice President and CFO

COMPANIES:

American Water Resources, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

Pivotal Home Solutions, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

American Water Resources Holdings, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President